EXHIBIT 99.1

Contact:
Incara Pharmaceuticals
Richard Reichow
919-558-1902

For Immediate Release:

Incara Closes Liver Cell Program Divestiture

Research Triangle Park, N.C., November 1, 2002 – Incara Pharmaceuticals Corporation (OTC Bulletin Board: INCR) today announced that its wholly owned subsidiary, Incara Cell Technologies, Inc., has completed the previously announced sale of substantially all of the assets and certain related liabilities of its liver cell and liver stem cell program to Vesta Therapeutics, Inc. Vesta Therapeutics is a portfolio company of Toucan Capital Corp., a leading investor in regenerative medicine. Vesta Therapeutics is developing therapies for repair and regeneration of liver and other major organs.

This divestiture will allow Incara Pharmaceuticals to focus on its catalytic antioxidant programs and reduce its operating expenses by approximately 40%. Net proceeds to Incara Cell Technologies were approximately $2.8 million, plus reduction in debt of approximately $400 thousand.

Incara Pharmaceuticals Corporation (www.incara.com) is developing a series of catalytic antioxidants as treatments for protection from damage occurring in cancer radiation therapy and stroke and for protection of cells in transplantation. Incara is also exploring the protective effects of its catalytic antioxidants in pulmonary diseases and as agents to reduce the toxicity arising from total body exposure to radiation, such as would occur in a nuclear accident or terrorist attack.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the need to obtain funds for operations, scientific research, product development activities and uncertainties of clinical trials. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.